UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015
STARTEK, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 E. Maplewood Ave., Suite 100, Greenwood Village, CO 80111
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2015, the Compensation Committee of the Board of Directors of StarTek, Inc. (the “Company”) approved certain amendments to the employment agreements of certain executive officers of the Company. In connection with the recent hire of a new chief financial officer, the Committee reviewed the terms of executive officer employment agreements in light of market trends and determined to amend certain of the severance terms of the employment agreements with Chad Carlson, the Company’s President and Chief Executive Officer, Rod Leach, the Company’s Senior Vice President and General Manager, Healthcare & Emerging Services and Peter Martino, the Company’s Senior Vice President and General Manager, Customer Support Services. The revised terms provide each executive with a lump sum payment equal to twelve months (twenty-four months in the case of the CEO) of the executive’s then-current annual base salary and certain health benefits in the event the executive’s employment with the Company is terminated without cause or for good reason upon, or within two years after, the consummation of a change of control. The health benefits provide that if the executive elects continuation of health insurance pursuant to COBRA, the Company will reimburse the executive for a portion of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination for a period of twelve months (eighteen months in the case of the CEO). “Cause,” “good reason” and “change of control” are defined in the employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: November 27, 2015	By:	/s/ Chad A. Carlson
Chad A. Carlson President and Chief Executive Officer